As filed with the Securities and Exchange Commission on October 25, 2019

Registration No. 333-211471

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RigNet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	76-0677208
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15115 Park Row Blvd., Suite 300, Houston, Texas	77084-4947
(Address of Principal Executive Offices)	(ZIP Code)

RigNet, Inc. 2010 Omnibus Incentive Plan, as amended

RigNet, Inc. 2019 Omnibus Incentive Plan

(Full title of the plans)

Brad Eastman

Senior Vice President and General Counsel

RigNet, Inc.

15115 Park Row Blvd., Suite 300

Houston, Texas 77084-4947

(281) 674-0100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging Growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

On May 20, 2016, RigNet, Inc. (the “Company” or the “Registrant”) filed a registration statement on Form S-8 (Registration No. 333-211471) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register 1,000,000 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”), pursuant to the RigNet, Inc. 2010 Omnibus Incentive Plan (the “2010 Plan”).

On May 8, 2019 (the “Approval Date”), the stockholders of the Company approved the RigNet, Inc. 2019 Omnibus Incentive Plan (the “2019 Plan”). The 2019 Plan provides that: (i) no new awards may be granted under the 2010 Plan as of the Approval Date (although awards granted under the 2010 Plan prior to the Approval Date (“2010 Outstanding Awards”) will remain outstanding in accordance with their terms and those of the 2010 Plan); and (ii) the number of shares that remain available for grant under the 2010 Plan as of the Approval Date (the “2010 Unused Shares”) plus the shares underlying 2010 Outstanding Awards that are not delivered in settlement of such awards on account of the cancellation, termination, expiration, forfeiture or lapse for any reason (in whole or in part) or the settlement in cash or other consideration (in lieu of Common Stock) of such awards after the Approval Date (the “2010 Carryover Shares”) will become available for issuance pursuant to awards granted under the 2019 Plan.

Accordingly, we are filing this Post-Effective Amendment No. 1 to the Registration Statement, pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K, which requires the Company to disclose a material change in the plan of distribution as it was originally disclosed in the Registration Statement, to add the 2019 Plan and reflect that, as of the Approval Date, the previously registered 2010 Unused Shares and any 2010 Carryover Shares may be issued under the 2019 Plan, a copy of which is incorporated herein by reference as an exhibit hereto along with a new opinion as the validity of the 2010 Unused Shares and the 2010 Carryover Shares issuable pursuant to the 2019 Plan. This Post-Effective Amendment No. 1 to the Registration Statement amends and supplements the items listed below. No additional shares of Common Stock are being registered hereby. All other items of the Registration Statement are incorporated herein by reference without change (the Registration Statement as amended by Post-Effective Amendment No. 1, the “Amended Registration Statement”).

PART I

INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Amended Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). The documents containing the information specified in Part I will be delivered to the participants in the 2019 Plan covered by this Amended Registration Statement as required by Rule 428(b)(1). Such documents are not required to be filed with the Commission as part of this Amended Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Company is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Commission. The following documents previously filed by the Company with the Commission are hereby incorporated by reference in this Amended Registration Statement:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed on March 15, 2019;

(b) The Company’s Amended Annual Reports on Form 10-K/A for the fiscal year ended December 31, 2018, filed on May 10, 2019 and May 17, 2019;

(c) The Company’s Quarterly Reports on Form 10-Q (i) for the quarter ended March 30, 2019, filed on May 10, 2019, and (ii) for the quarter ended June 30, 2019, filed on August 6, 2019;

(d) The Company’s Current Reports on Form 8-K filed on January 7, 2019, May 3, 2019, May 9, 2019, June 13, 2019, and June 24, 2019; and

(e) The description of the Company’s Common Stock contained in the Company’s registration statement on Form 8-A dated December 10, 2010, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment to this Amended Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Amended Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Amended Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Amended Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The legality of the shares of Common Stock registered hereunder will be passed upon by Brad Eastman, the Company’s Senior Vice President and General Counsel. As of October 11, 2019, Mr. Eastman owned 15,012 shares of the Company’s Common Stock, 16,301 unvested Restricted Stock Units, 17,664 unvested Performance Share Units and held options to purchase 18,961 shares of the Company’s Common Stock. Of the options held by Mr. Eastman, 1,297 were exercisable as of October 11, 2019.

Item 6.	Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “Delaware Law”) permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, under Section 174 of the Delaware Law, or for any transaction from which the director derived an improper personal benefit.

Article Nine of the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) provides that no director shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent allowed by the Delaware Law. Neither the amendment nor repeal of Article Nine of the Charter, nor the adoption of any provision of the Charter inconsistent with Article Nine, will eliminate or reduce the effect of Article Nine with respect to any matter occurring, or any cause of action, suit or claim that, but for Article Nine, would accrue or arise prior to such amendment, repeal or adoption of an inconsistent provision.

Section 145 of the Delaware Law permits a corporation to indemnify any of its directors, officers, employees or agents who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation (or another enterprise if serving at the request of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. In any threatened, pending or completed action or suit by or in the right of the corporation, a corporation is permitted to indemnify any director, officer, employee or agent of the corporation (or another enterprise if serving at the request of the corporation) against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter if such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which the action or suit was brought shall determine upon application that, despite such adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper.

Article Five of the Company’s Second Amended and Restated Bylaws provides that the Company shall, to the fullest extent permitted by the Delaware Law, (a) indemnify and hold harmless any person who was or is made or is threatened to be made a party to, or is otherwise involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director or officer of the Company, or, while serving as a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (a “Covered Person”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred by such Covered Person in connection therewith, and (b) pay the expenses (including attorneys’

fees) incurred by any such Covered Person in connection with any such Proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by a Covered Person in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should ultimately be determined that the Covered Person is not entitled to be indemnified; provided, however, that, except with respect to certain Proceedings seeking to enforce rights to indemnification or advancement of expenses, the Company shall be required to indemnify and advance expenses to a Covered Person in connection with a Proceeding (or part thereof) initiated by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Company’s Board of Directors.

The Company also has purchased insurance designed to protect the Company and its directors and officers against losses arising from certain claims, including claims under the Securities Act.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Company (filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 8, 2016, and incorporated herein by reference).

4.2	Amendment to Amended and Restated Certificate of Incorporation, effective May 18, 2016 (filed as Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on August 8, 2016, and incorporated herein by reference).

4.3	Second Amended and Restated Bylaws of the Registrant (filed as Exhibit 3.3 to the Registrant’s Annual Report on Form 10-K filed with the SEC on March 6, 2018, and incorporated herein by reference).

* 5.1	Opinion of Brad Eastman, Senior Vice President and General Counsel.

*23.1	Consent of Deloitte & Touche LLP.

*23.2	Consent of Brad Eastman (included in the opinion filed as Exhibit 5.1).

*24.1	Powers of Attorney (set forth on the signature page to this registration statement).

99.1	RigNet, Inc. 2019 Omnibus Incentive Plan (filed as Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on August 6, 2019, and incorporated herein by reference).

99.2	Form of 2019 Restricted Stock Unit Agreement (filed as Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on May 10, 2019, and incorporated herein by reference).

99.3	Form of 2019 Performance Share Unit Agreement (filed as Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on May 10, 2019, and incorporated herein by reference).

99.4	Form of 2019 Stock Option Agreement (filed as Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on May 10, 2019, and incorporated herein by reference).

99.5	RigNet, Inc. 2010 Omnibus Incentive Plan (filed as Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1[File No. 333-169723] as amended and incorporated herein by reference).

*	Filed herewith.

Item 9.	Undertakings.

a.	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.

To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered)

and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on October 25, 2019.

RigNet, Inc.

By:	/s/ Brad Eastman
Brad Eastman Senior Vice President and General Counsel

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Brad Eastman, Steven E. Pickett and Lee M. Ahlstrom, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with any and all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Steven E. Pickett	Chief Executive Officer and	October 25, 2019
Steven E. Pickett	President (Principal Executive Officer)

/s/ Lee M. Ahlstrom	Senior Vice President and	October 25, 2019
Lee M. Ahlstrom	Chief Financial Officer
(Principal Financial Officer)

/s/ Benjamin A. Carter	Director of Accounting and Reporting	October 25, 2019
Benjamin A. Carter	(Principal Accounting Officer)

/s/ James H. Browning	Chairman of the Board	October 25, 2019
James H. Browning

/s/ Mattia Caprioli	Director	October 25, 2019
Mattia Caprioli

/s/ Ditlef de Vibe	Director	October 25, 2019
Ditlef de Vibe

Signature	Capacity	Date

	Director	October , 2019
Kevin Mulloy

/s/ Kevin J. O’Hara	Director	October 25, 2019
Kevin J. O’Hara

/s/ Keith Olsen	Director	October 25, 2019
Keith Olsen

/s/ Gail Smith	Director	October 25, 2019
Gail Smith

/s/ Brent K. Whittington	Director	October 25, 2019
Brent K. Whittington